Exhibit 5.01

 June 5, 2013

Radcom Ltd.
24 Raoul Wallenberg Street
Tel Aviv 69719 Israel

Re:	Registration Statement on Form F-3

 Ladies and Gentlemen:

We refer to the Registration Statement on Form F-3 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of Radcom Ltd. (the “Company”), relating to 1,239,639 of the Company’s ordinary shares, par value NIS 0.20 per share (the “Shares”), and warrants (the “Warrants”) to purchase up to 413,213 of the Company’s ordinary shares, par value NIS 0.20 per share (the “Warrant Shares”).  As of the date hereof, (i) 833,029 of the Shares have been issued (the “First Closing Shares”) and Warrants (the “First Closing Warrants”) to purchase up to 277,676 Warrant Shares (the “First Closing Warrant Shares”) have been granted, and (ii) the issuance of 406,610 of the Shares (the “Second Closing Shares”) and the grant of Warrants (the “Second Closing Warrants”) to purchase up to 135,537 Warrant Shares (the “Second Closing Warrant Shares”) are both subject to the approval of the Company's shareholders pursuant to applicable law (the “Shareholder Approval”).

As Israeli counsel for the Company, we have examined and relied without investigation as to matters of fact upon the Registration Statement and the exhibits thereto and such certificates and statements of public officials and officers and representatives of the Company and such corporate records, other documents, and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion. For the purposes of this opinion, we have assumed and have not independently verified (i) the authenticity and completeness of all documents; (ii) the genuineness of all signatures; (iii) the conformity to original documents of all copies (whether facsimile, photostatic or otherwise); (iv) the due execution and delivery of all documents; (v) the legal competence and capacity of natural persons; and (vi) no changes in corporate records following our review thereof.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel in effect as of the date hereof.

Based upon and subject to the foregoing, we are of the opinion that the (i) First Closing Shares have been duly authorized and validly issued, and are fully paid and non-assessable, (ii) Second Closing Shares, when issued upon the receipt of the Shareholder Approval and paid for in accordance with the agreement relating to the issuance thereof, will be duly authorized, validly issued, fully paid and non-assessable, (iii) First Closing Warrant Shares, when issued upon exercise of the First Closing Warrants in accordance with their terms, will be duly authorized, validly issued, fully paid and non-assessable, and (iv) Second Closing Warrant Shares, when issued upon exercise of the Second Closing Warrants (which will be granted only upon receipt of the Shareholder Approval) in accordance with their terms, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as a part of the Registration Statement and the references to this firm in the sections of the prospectus entitled "Legal Matters." This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,

/s/ Goldfarb Seligman & Co.

Goldfarb Seligman & Co.